EXHIBIT 107

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Appalachian Power Company	Appalachian Power Recovery Funding LLC

(Exact Name of Registrant, Sponsor and Depositor as Specified in its Charter)	(Exact Name of Registrant and Issuing Entity as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Asset-Backed Securities	Series 2026 Senior Secured SAC Bonds	Rule 457(o)	1,000,000	100%	$1,000,000	0.00013810	$138.10

	Total Offering Amounts					$1,000,000		$138.10

	Net Fee Due							$138.10

(1)	Estimated solely for the purpose of calculating the registration fee.